EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the use of (a) our report dated March 15, 1996 (except as to Notes 1 and 7, for which the date is July 16, 1996) with respect to the consolidated balance sheets of Cornell Corrections, Inc. and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995, (b) our report dated May 16, 1996 with respect to the combined balance sheets of MidTex Detention, Inc. and Big Spring Correctional Center as of September 30, 1994 and 1995, and the related combined statements of operations and changes in equity and cash flows for the years ended September 30, 1993, 1994 and 1995, (c) our report dated May 20, 1996 with respect to the combined balance sheet of the Reid Center division of Texas Alcoholism Foundation, Inc. and The Texas House Foundation, Inc. as of December 31, 1995, and the related combined statements of operations and fund balance and cash flows for the year then ended and (d) our report dated May 16, 1996 with respect to the combined statements of operations, stockholders' equity and cash flows of Eclectic Communications, Inc. and International Self-Help Services, Inc. for the year ended March 31, 1994 included in or made a part of this Registration Statement on Form S-1.

/s/_ ARTHUR ANDERSEN LLP
     ARTHUR ANDERSEN LLP

Houston, Texas
September 27, 1996